dreyfus Treasury prime cash management

Certificate OF AMENDMENT

Dreyfus Treasury Prime Cash Management (the "Trust"), a business trust formed by an Agreement and Declaration of Trust dated June 4, 1986, as amended and restated as of January 6, 1994 (the "Declaration of Trust"), pursuant to the laws of the Commonwealth of Massachusetts, hereby certifies to the Secretary of State of the Commonwealth of Massachusetts that:

FIRST:  The Declaration of Trust is hereby amended, effective April 15, 2016, by striking out Article I, Section 1 and inserting in lieu thereof the following:

"Section 1.  Name.  This Trust shall be known as 'Dreyfus Treasury Securities Cash Management'."

SECOND:  The amendment to the Declaration of Trust herein made was duly approved by the affirmative vote of a majority of the Trustees of the Trust at a meeting held on April 7, 2016 pursuant to Article IX, Section 9 of the Declaration of Trust.

IN WITNESS WHEREOF, Dreyfus Treasury Prime Cash Management has caused these Articles to be signed in its name and on its behalf by the undersigned Vice President of the Trust.

dreyfus TREASURY PRIME CASH MANAGEMENT

BY:   /s/ Maureen E. Kane

Maureen E. Kane

Vice President

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 7th day of April, 2016, before me personally came Maureen E. Kane, to me personally known, who, being by me duly sworn, did say that she is a Vice President of the above-referenced Trust and who duly acknowledged to me that she had executed the foregoing instrument as her free act and deed on behalf of the Trust.

/s/ Loretta Johnston

Notary Public